Exhibit 10.13

NEW SOURCE ENERGY CORPORATION

2011 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

Section 1.1 Purpose. This 2011 Long-Term Incentive Plan (the “Plan”) is intended as an incentive to managerial and other employees of New Source Energy Corporation (the “Company”) and any Subsidiary of the Company.

The Plan’s purposes are to retain employees, to attract new employees, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and the financial success of the Company. The Plan is also intended to provide incentive to consultants to, and certain directors of, the Company and any Subsidiary of the Company.

Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Bonus Stock Awards, SARs, Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, Bonus Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, on the terms and subject to the conditions set forth in the Plan.

Certain capitalized terms used in this Plan have the meanings ascribed to them in Article II hereof.

Section 1.2 Effectiveness and Expiration of the Plan. The Plan is adopted effective on November 21, 2011, and shall remain effective until November 21, 2021, unless earlier terminated pursuant to Section 11.1. Notwithstanding any termination of the Plan, the Plan shall continue in effect until all matters relating to the payment and the administration of outstanding Awards have been settled.

Section 1.3 Shares Subject to the Plan. Subject to the limitations set forth in the Plan, there shall be subject to the Plan 3,600,000 shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”).

Any shares of Common Stock subject to the Plan that are not subject to Awards at the termination of the Plan shall cease to be subject to the Plan.

Until termination of the Plan, the Company shall at all times make available a sufficient number of shares of Common Stock to meet the requirements of the Plan. The shares of Common Stock subject to the Plan shall consist of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company.

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Shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock or that are exchanged in the Board’s discretion for Awards not involving shares of Common Stock shall be available again for grant under the Plan and shall not be counted against the shares of Common Stock authorized under this Section 1.3. In addition, shares of Common Stock issued under the Plan and forfeited back to the Plan, shares of Common Stock surrendered in payment of the exercise price or the purchase price of an Award and shares of Common Stock withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award shall again be available for the grant of an Award under the Plan.

A maximum of 3,600,000 shares of Common Stock of the total authorized under this Section 1.3 may be granted as Incentive Stock Options. The limitations contained in this Section 1.3 shall be subject to the adjustment provisions of Article X.

ARTICLE II

DEFINITIONS

Section 2.1 “Award” means, individually or collectively, any Option, Restricted Stock Award, SAR, Performance Unit or Performance Bonus granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, Performance Unit, SAR or Restricted Stock Award granted under the Plan to a Consultant or an Eligible Director by the Committee pursuant on such terms and pursuant to such conditions, if any, as the Committee may establish by the Award Agreement or otherwise.

Section 2.2 “Award Agreement” means any written instrument that establishes the terms and conditions applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.3 “Board” means the Board of Directors of the Company.

Section 2.4 “Bonus Stock Award” means an Award granted under Section 6.3.

Section 2.5 “Change of Control Event” means each of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that David J. Chernicky and any affiliates controlled by David J. Chernicky shall be excluded from the definition of “Person” for purposes of this Section 2.5(a);

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(b) The individuals who are members of the Board on the date this Plan was adopted (the “Incumbent Board”), cease for any reason to constitute at least two-thirds (2/3) of the members of the Board; provided, however, that if the appointment to fill any vacancy on the Board, or nomination for election by the holders of shares of Common Stock, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by, or on behalf of, a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization involving the Company, unless: (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3) of the members of the board of directors of the Surviving Corporation; and (C) no Person, other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;

(ii) A complete liquidation or dissolution of the Company; or

(iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control Event shall not be deemed to have occurred solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, if a Change in Control Event would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and after such

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share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control Event shall be deemed to have occurred.

Section 2.6 “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such Section.

Section 2.7 “Committee” means the Compensation Committee of the Board; provided, however, that, with respect to powers to grant and establish the terms of Awards to Eligible Directors and all other powers that are reserved to the Board under Section 3.2, references to “Committee” shall be deemed to be references to Board.

Section 2.8 “Common Stock” means the Common Stock, par value $0.001 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article X.

Section 2.9 “Consultant” means any person that is engaged by the Company or a Subsidiary to render consulting or advisory services.

Section 2.10 “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

Section 2.11 “Eligible Employee” means any employee of the Company or a Subsidiary as approved by the Committee.

Section 2.12 “Eligible Director” means any member of the Board that is not an employee of the Company or a Subsidiary.

Section 2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.14 “Fair Market Value” means the average of the high and low sales prices of the shares of Common Stock on any national securities exchange on which the Common Stock is listed on the day on which such value is to be determined or, if no shares of Common Stock were traded on such day, on the next preceding day on which shares of Common Stock were traded, as reported by such exchange, by the National Quotation Bureau, Inc. or other national quotation service. If the Common Stock is not listed on a national securities exchange, Fair Market Value means the average of the closing “bid” and “asked” prices of the shares of Common Stock in the over-the-counter market on the date on which such value is to be determined or, if such prices are not available, the last sales price on such day or, if no shares of Common Stock were traded on such day, on the next preceding day on which the shares were traded, as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or other national quotation service. If, at any time, shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Committee, taking into consideration those factors affecting or reflecting value that the Committee deems appropriate. For purposes of determining the purchase price of an Incentive Stock Option, Fair Market Value shall in any event be determined in accordance with Section 422 and Section 409A of the Code.

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Section 2.15 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.16 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

Section 2.17 “Option” means an Award granted under Article V of the Plan and includes both Incentive Stock Options and Nonqualified Stock Options to purchase shares of Common Stock.

Section 2.18 “Participant” means an Eligible Employee, a Consultant or an Eligible Director to whom an Award has been granted under the Plan.

Section 2.19 “Performance Bonus” means the cash bonus that may be granted to Eligible Employees under Article IX of the Plan.

Section 2.20 “Performance Measures” means any of the operational, financial or stock performance criteria set forth on Exhibit A annexed hereto, or any combination thereof, or as may from time to time otherwise be specified by the Committee. The Performance Measures may be absolute, relative to one or more other companies or relative to one or more indexes.

Section 2.21 “Performance Unit” means the monetary unit, having a value equal to the Fair Market Value of one share of Common Stock, as provided by the terms of an Award Agreement evidencing such Award, that may be granted to Eligible Employees, Consultants or Eligible Directors pursuant to Article VIII hereof.

Section 2.22 “Plan” means this 2011 Long-Term Incentive Plan.

Section 2.23 “Restricted Stock Award” means an Award granted to an Eligible Employee, a Consultant or an Eligible Director under Article VI of the Plan.

Section 2.24 “SAR” means a stock appreciation right granted to an Eligible Employee, a Consultant or an Eligible Director under Article VII of the Plan.

Section 2.25 “Subsidiary” shall have the same meaning set forth in Section 424 of the Code. The term “Subsidiary” as used in this Plan shall include the plural of the term, if applicable.

Section 2.26 “Termination for cause” and similar expressions, except as otherwise provided in the applicable underlying Award Agreement, means any discharge for violation of the policies and the procedures of the Company or for other job performance or conduct that is detrimental to the best interests of the Company, as determined by the Committee, in the Committee’s sole discretion.

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ARTICLE III

ADMINISTRATION

Section 3.1     Administration of the Plan. The Committee shall have the power and the authority to administer the Plan. Pursuant to Section 3.2, the Committee shall also be authorized to administer Awards granted by the Board to Eligible Directors. The Committee may designate persons, other than members of the Committee (including, without limitation, certain officers of the Company), to carry out its responsibilities on such terms and subject to such conditions as the Committee may prescribe, except that the Committee may not delegate its authority with regard to selection for participation of, and the granting of Awards to, persons subject to Section 16(a) and Section 16(b) of the Exchange Act or Section 162(m) of the Code.

Subject to the provisions of the Plan and except as provided otherwise in Section 3.2, the Committee shall have exclusive power to:

(a) select Eligible Employees and Consultants to participate in the Plan;

(b) determine the time or times when Awards will be made to Eligible Employees and Consultants;

(c) determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR, Performance Unit, or Performance Bonus, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all of the terms and conditions, if any, of an Award, including, without limitation, the time and the conditions of exercise or vesting, and the terms of any Award Agreement, which may include the amendment or the waiver of prior terms and conditions, acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee;

(d) determine whether Awards will be granted singly or in combination;

(e) accelerate the vesting, the exercise or the payment of an Award or the performance period of an Award;

(f) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2     Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, Performance Units, SARs, shares of Restricted Stock or shares of Bonus Stock awarded to Eligible Directors selected for participation and the terms of such Awards. The Committee shall administer all other aspects of the Awards made to Eligible Directors. For purposes of the Plan, references to the “Committee” shall be deemed to be references to the Board with respect to the powers reserved exclusively to the Board pursuant to this Section 3.2.

Section 3.3     Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, to adopt or to revise such rules and regulations and to make all such determinations relating to the Plan, as the Committee may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Board with respect to the Plan shall be final, binding and conclusive on all parties.

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Section 3.4     Section 162(m) Provisions. It is the intent of the Company for the Plan and the Awards made hereunder to qualify for the exception from Section 162(m) of the Code for “qualified performance based compensation” if it is determined by the Committee that such qualification is necessary for an Award. Accordingly, if the Committee intends for an Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures to be achieved by the Company, or any Subsidiary, division, or department, applicable to such Award shall be (i) measured for a prescribed period, as determined by the Committee, consisting of not less than one (1) year; and (ii) established in writing by the Committee no later than the earlier of (a) ninety (90) days after the commencement of the relevant performance period and (b) the date as of which twenty-five percent (25%) of the performance period has elapsed. The Committee’s discretion to modify an Award to change or otherwise to waive a Performance Measure to allow the vesting of the Award may be restricted in order to comply with Section 162(m). Further, the granting of any Award intended to be “qualified performance based compensation” shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two or more outside directors (within the meaning of the term “outside directors” as used in Section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act).

Section 3.5     Section 409A Provisions. It is the intent of the Company that no Award under the Plan be considered “deferred compensation” subject to Section 409A of the Code, including, without limitation, awards paid pursuant to a Change in Control Event. The Committee shall design and administer the Awards under the Plan so that such Awards are not subject to Section 409A of the Code.

ARTICLE IV

GRANT OF AWARDS

Section 4.1     Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a) Subject to the adjustment provisions of Article X, the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed 250,000 shares, such limitations to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation or deductibility of compensation under Section 162(m) of the Code.

(b) Subject to the adjustment provisions of Article X, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and Performance Unit Awards (presuming such Performance Unit Awards will be paid in shares of Common Stock) to any Eligible Employee in any calendar year may not exceed

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250,000 shares, subject to the adjustment provisions of Article X, such limitations to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation or deductibility of compensation under Section 162(m) of the Code.

(c) The maximum amount made subject to the grant of Performance Bonuses to any Eligible Employee in any calendar year may not exceed $1,000,000.

(d) The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(e) Separate certificates or a book-entry registration representing shares of Common Stock shall be delivered to a Participant pursuant to an Award contemplating delivery of shares of Common Stock; provided, however, any shares of Common Stock subject to a Restricted Stock Award may be held in the custody of the Company until the vesting conditions of such Award are satisfied.

(f) The maximum term of any Award shall be ten (10) years.

ARTICLE V

STOCK OPTIONS

Section 5.1     Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Nonqualified Stock Options to Consultants and Eligible Directors.

Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and such conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Unless otherwise determined by the Committee at the time of grant, all Options shall become exercisable at the rate of twenty-five percent (25%) of the total shares of Common Stock subject to the Option on each of the first four (4) anniversary dates of the Date of Grant. The Committee shall also be entitled to accelerate the date any outstanding Option becomes exercisable at any time.

Section 5.2     Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a) Price. The purchase price for each share of Common Stock covered by the Option pursuant to the Plan shall be determined by the Committee, but shall in no event be less than one hundred percent (100%) of the Fair Market Value of such share on the Date of Grant.

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(b) Term. In the event of the death of a Participant while in the employ of the Company, any unvested portion of the Option as of the date of death shall be vested as of the date of death and the Option shall be exercisable in full by the heirs or other legal representatives of the Participant within twelve (12) months following the date of death. In the event of termination of employment for any reason other than death or termination for cause (and except as otherwise provided in Section 5.2(e) below), such Option shall be exercisable by the Participant or the legal representative of the Participant within three (3) months of the date of termination as to all then vested portions. In addition, the Committee may, in the Committee’s sole discretion, approve acceleration of the vesting of any unvested portions of the Option. If a Participant’s employment with the Company is terminated for cause, the Option shall terminate as of the date of such termination of employment and the Participant shall have no further rights to exercise any portion of the Option. Notwithstanding any of the foregoing, in no event may an Option be exercised more than ten (10) years after the Date of Grant.

(c) Method of Exercise. Options may be exercised, whether in whole or in part, by written notification to the Company accompanied by cash or a certified check for the aggregate purchase price of the number of shares of Common Stock being purchased or, upon exercise of an Option, the Participant shall be entitled (unless otherwise provided in the Award Agreement evidencing the Option), without the requirement of further approval or other action by the Committee, to pay for the shares (i) by tendering shares of Common Stock owned by the Participant with such shares to be valued at the Fair Market Value on the date immediately preceding the date of exercise; (ii) with a combination of cash and shares of Common Stock owned by the Participant; (iii) by surrendering a portion of the Option with such surrendered Option to be valued based on the difference between the Fair Market Value of the shares of stock of Common Stock surrendered on the date immediately preceding the date of exercise and the aggregate Option purchase price of the shares of Common Stock surrendered (“Surrender Value”) or (iv) with a combination of cash, shares of Common Stock owned by the Participant and surrendered Options; provided, however, the surrender of shares of Common Stock or Options shall not be permitted if such surrender will result in any adverse accounting treatment to the Company without the Committee’s prior approval. The Committee may also permit Participants, either on a selective or aggregate basis, simultaneously to exercise Options and to sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement, approved in advanced by the Committee, and to use the proceeds from such sale as payment of the purchase price of the shares being acquired upon exercise of any Option.

(d) Limitations Applicable to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or any Subsidiary. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all Incentive Stock Option plans of the Company and any Subsidiary exceeds one hundred thousand dollars ($100,000), such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury

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Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and the Committee shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Eligible Employee if, at the time the Option is granted, such Eligible Employee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least one hundred and ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant. Except as otherwise provided in Section 421 or Section 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(e) Continued Service as a Director. Any provisions of the Plan to the contrary notwithstanding, for purposes of Section 5.2(b) above, in the event a Participant that is also a director of the Company ceases to be employed by the Company but continues to serve as a director of the Company, such Participant’s Options shall not expire three (3) months following the date of termination of employment with the Company as is provided in Section 5.2(b) above, but instead shall continue in full force and effect until such Participant ceases to be a director of the Company, but in no event beyond the stated expiration date of the Options as set forth in the applicable Award Agreement. Termination of any such Option in connection with the Participant’s termination of service as a director shall be in accordance with the provisions of Section 5.2(b) above; provided, however, that (i) the terms “employ” and “employment” as used therein shall be replaced with the terms “service” and “service on the Board of Directors,” respectively, and (ii) the phrase “termination for cause” shall mean any removal from the Board of Directors for cause in accordance with applicable law and the certificate of incorporation and the bylaws of the Company.

(f) Stockholder Rights. No Participant shall have a right as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

(g) Options and Rights in Substitution for Options Granted by Other Employers. Options and SARs may be granted under the Plan from time to time in substitution for Options and such rights held by individuals providing services to corporations or other entities who become Eligible Employees, Consultants, or Eligible Directors as a result of a merger or consolidation or other business transaction with the Company or any Subsidiary.

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ARTICLE VI

RESTRICTED STOCK AND BONUS STOCK AWARDS

Section 6.1     Grant of Restricted Stock and Bonus Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Restricted Stock Awards and/or Bonus Stock Awards to Eligible Employees, Consultants and Eligible Directors. Restricted Stock Awards and Bonus Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award and Bonus Stock Award shall be subject to an Award Agreement setting forth the terms of such Award, which may or may not be subject to the achievement of Performance Measures, and may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates.

Section 6.2     Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a) Restriction Period. Restricted Stock Awards granted to an Eligible Employee shall require the holder to remain in the employment of the Company or a Subsidiary for a prescribed period. The purchase price, if any, for shares of Common Stock issued in connection with a Restricted Stock Award shall be determined by the Committee, in the Committee’s sole discretion. Restricted Stock Awards granted to Consultants or Eligible Directors shall require the holder to provide continued services to the Company or a Subsidiary for a period of time. Each such employment and/or service requirement is referred to herein as a “Restriction Period.” The Committee shall determine the Restriction Period that shall apply to the shares of Common Stock covered by each Restricted Stock Award or a portion thereof. At the end of a Restriction Period, assuming the fulfillment of any other specified vesting conditions, such restrictions as have been imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or the portion thereof; provided, however, if the vesting conditions are not satisfied at the end of a Restriction Period, the shares of Common Stock covered by the Restricted Stock Award will be forfeited back to the Company. In addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 10.2(c) or any other acceleration of vesting pursuant to the terms of an underlying Award Agreement, the Committee may, in the Committee’s sole discretion, accelerate the vesting of a Restricted Stock Award upon the termination of employment other than for cause by a Participant that is an Eligible Employee or resignation of a Participant who is a Consultant or an Eligible Director.

(b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as the Committee may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws and regulations, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

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(c) Rights as Stockholders. The holder of a Restricted Stock Award shall have the right to vote and to receive dividends unless otherwise determined by the Committee for any Award or Awards. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability and potential forfeiture as the shares of Restricted Stock with respect to which such dividends or such distributions were paid.

Section 6.3     Conditions of Bonus Stock Awards. Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and subject to conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to Performance Measures or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee, in the Committee’s sole discretion.

Section 6.4     162(m) Provisions. Notwithstanding any of the foregoing provisions of this Article VI, any Restricted Stock Award or Bonus Stock Award made subject to Performance Measures shall be granted and administered as provided in Section 3.4 herein.

ARTICLE VII

STOCK APPRECIATION RIGHTS

Section 7.1     Grant of SARs. The Committee may from time to time, in the Committee’s sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant SARs to Eligible Employees, Consultants and Eligible Directors. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise either the SAR or the Option granted in tandem with such SAR, any unexercised Award of such tandem grant shall automatically terminate. SARs may also be granted independently as an Award separate from an Option. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

Section 7.2     Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement. Exercise of a SAR shall be by written notice to the Chief Financial Officer of the Company at least two (2) business days in advance of such exercise. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as determined in the sole discretion of the Committee and the timing of such payment shall be specified in the Award Agreement with respect to each SAR.

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Section 7.3     Restrictions. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code. In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than ten percent (10%) of the combined voting power of the Company or any Subsidiary on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

ARTICLE VIII

PERFORMANCE UNITS

Section 8.1     Grant of Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Performance Units to Eligible Employees, Consultants and Eligible Directors. Each Performance Unit Award shall be evidenced by an Award Agreement executed by the Company and the Participant containing such terms and conditions as the Committee may from time to time approve, subject to the requirements of Section 8.2.

Section 8.2     Conditions of Awards; Payment. Each Performance Unit Award shall state the target and the maximum and minimum number of Performance Units payable upon the achievement of performance targets based on the Performance Measures. Such performance targets may be made subject to adjustment for specified significant extraordinary items or events. The Committee shall also establish such other terms and such other conditions as the Committee deems appropriate to such Performance Unit Award. The Performance Unit Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee.

Section 8.3     162(m) Provisions. Notwithstanding any of the foregoing provisions of this Article VIII, all Performance Unit Awards shall be granted and administered as provided in Section 3.4 herein.

ARTICLE IX

PERFORMANCE BONUS

Section 9.1     Grant of Performance Bonus. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and such other conditions as the Committee may determine, grant Performance Bonuses to certain Eligible Employees selected for participation.

Section 9.2     Conditions of Award; Payment. The Committee will determine the amount to be paid as a Performance Bonus upon the achievement of performance targets based on the Performance Measures. In order for any Participant to be entitled to payment of a Performance Bonus, the applicable performance target(s) established by the Committee must first be obtained or exceeded. Payment of a Performance Bonus shall be made within sixty (60) days of the Committee’s certification that the performance target(s) has been achieved unless the Participant has previously elected to defer payment pursuant to a nonqualified deferred compensation plan adopted by the Company. Payment of a Performance Bonus may be made in either cash or Common Stock as determined in the sole discretion of the Committee.

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Section 9.3 162(m) Provisions. Notwithstanding any of the foregoing provisions of this Article IX, all Performance Bonuses shall be granted and administered as provided in Section 3.4 herein.

ARTICLE X

RECAPITALIZATION OR REORGANIZATION

Section 10.1 No Effect on Right or Power. Subject to the other provisions of this Plan, the existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or the power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of, or affecting, the Company’s capital stock or the rights thereof, any issue of shares of Common Stock or shares of any other class of capital stock or warrants or rights to acquire such shares, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10.2 Change in Control Events.

(a) Effect on Options. Upon the occurrence of a Change in Control Event, in addition to any adjustments required by Section 10.3, no later than (i) ten (10) days after the approval by the stockholders of the Company of a merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or (ii) thirty (30) days after a Change of Control Event of the type described in clause (a) of the definition of “Change of Control Event,” the Committee, acting in the Committee’s sole discretion without the approval or consent of any Participant, shall effect one (1) or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant: (A) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change of Control Event) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, (B) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control Event, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the “Change of Control Value” (as calculated pursuant to Section 10.2(b) below) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (C) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control Event (provided, however, that the Committee may determine in the Committee’s sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and the class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash), as determined by the Committee, in the Committee’s sole discretion.

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(b) Change of Control Value. For purposes of Section 10.2(a) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in a merger, consolidation, sale of assets or dissolution transaction whereby a Change of Control Event takes place, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control Event takes place or (iii) if such Change of Control Event occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 10.2 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

(c) Effect on Other Awards. Notwithstanding any other provision in this Plan to the contrary, specifically including Section 3.4 for Awards subject to Performance Measures, Awards granted under the Plan to any Eligible Employee, Consultant or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event unless otherwise determined by the Committee, which may, acting in the Committee’s sole discretion without the approval or the consent of any Participant, require all or selected Participants to surrender to the Company some or all of the outstanding Performance Bonus Awards and Performance Unit Awards as of a date, before or after a Change of Control Event, specified by the Committee. Upon the surrender of a Performance Bonus Award or Performance Unit Award, the Committee shall cancel or arrange for the cancellation of Awards in exchange for cash payments, equity securities or other consideration to Participants, on such terms as the Committee determines are appropriate.

Section 10.3 Changes in Capitalization; Reorganizations. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, stock splits or dividends, exchanges or other relevant changes in capitalization or extraordinary distributions to the holders of Common Stock occurring after the Date of Grant of any Award and not otherwise provided for by this Article X, such Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Committee in the Committee’s sole discretion as to the number and the price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or extraordinary distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Article X, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, Options generally, SARs, Restricted Stock Awards and Performance Unit Awards, and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent such adjustment is appropriate as determined by the Committee, whose

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determination shall be conclusive, subject to any approval of the stockholders required by any stock exchange or in order to comply with any tax qualification requirements. Notwithstanding the foregoing, the issuance of additional shares of Common Stock by the Company for cash or other consideration that does not affect the holders of shares of Common Stock other than by diluting their interests will not result in any adjustment to any Award.

Section 10.4 Stockholder Action. Any adjustment provided for in this Article X shall be subject to any required stockholder action.

Section 10.5 No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities and, in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable. The Committee shall, in the Committee’s sole discretion, determine the manner in which fractional shares arising pursuant to any such adjustment shall be treated, including without limitation the elimination of such fractional shares by rounding adjusted Awards to the nearest whole share.

ARTICLE XI

GENERAL

Section 11.1 Amendment or Termination of Plan. The Committee may at any time amend, alter or discontinue the Plan in such manner as the Committee may deem advisable. Any such amendment or alteration may be effected without the approval of the stockholders of the Company, except to the extent such approval may be required by applicable laws or by the rules of any securities exchange upon which the outstanding shares of Common Stock are admitted to listed trading. No amendment, alteration or discontinuation of the Plan shall adversely affect Awards made prior to the time of such amendment, alteration or discontinuation, except with the consent of the Participants.

Section 11.2 Amendments to Awards. The Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent the Committee deems appropriate. However, amendments that would impair the rights of a Participant with respect to an Award theretofore granted shall require that Participant’s consent.

Section 11.3 Termination of Employment; Termination of Service. Except as expressly provided by the terms of this Plan, in the event an Eligible Employee or a Consultant ceases to provide services to the Company or an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Award Agreement evidencing such Award or by the Committee.

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Section 11.4 Limited Transferability of Options. During a Participant’s lifetime, an Option may be exercisable only by the Participant, and Options granted under the Plan and the rights and the privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing or any other provisions of the Plan, to the extent permitted by applicable law, the Committee may, in the Committee’s sole discretion, permit recipients of Nonqualified Stock Options to transfer such Options by gift or other means pursuant to which no consideration is given for such transfer. The Committee shall impose in connection with any Nonqualified Stock Options transferred pursuant to the foregoing sentence such limitations and restrictions as the Committee deems appropriate. No transfer pursuant to this Section 11.4 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred thereby, shall be null and void ab initio. With the exception of a transfer in compliance with the foregoing provisions of this Section 11.4, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution; provided, however, no such transfer shall be effective to bind the Company unless the Committee has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

Section 11.5 Withholding Taxes. Unless otherwise paid by the Participant, the Company or a Subsidiary shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law or regulation to be withheld with respect to such payment or may require the Participant to pay such tax prior to, and as a condition of, the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if such payment would result in an adverse accounting charge with respect to such shares of Common Stock used to pay such taxes unless otherwise approved by the Committee.

Section 11.6 Regulatory Approval and Listings. The Company may from time to time take such steps as may be necessary to cause the shares of Common Stock issuable under the Plan to be registered under the Securities Act of 1933, as amended, and such other federal or state securities laws as may be applicable. The Company may from time to time take such steps as may be necessary to list the shares of Common Stock issuable under the Plan for trading on such stock exchanges on which the Company’s then outstanding shares are admitted to listed trading.

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Section 11.7 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company or any Subsidiary, each and all of which expressly reserve the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

Section 11.8 Reliance on Reports. Each member of the Board and each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and any Subsidiary and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Board or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including, without limitation, the furnishing of information or the failure to act, if in good faith.

Section 11.9 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the Sections in the Plan are for the convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 11.10 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of interest principles, except as superseded by applicable federal law.

Section 11.11 Other Laws. The Board may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in the Board’s sole discretion, the Board determines that the issuance or the transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

Section 11.12 No Trust or Fund Created. Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

Section 11.13 Other Bonus Plans. The Plan shall not be construed to limit the Company from awarding cash bonuses to employees of the Company or any Subsidiary, including, without limitation, discretionary bonuses, that are not required to meet any specific performance criteria and are not intended to qualify as performance based compensation under Section 162(m) of the Code.

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EXHIBIT A

New Source Energy Corporation

2011 Long-Term Incentive Plan

Performance Criteria

Operational Criteria may include:

•	Reserve additions/replacements

•	Finding and development costs

•	Production volume

•	Production costs

Financial Criteria may include:

•	Earnings

•	Net income

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

•	Earnings per share

•	Cash flow

•	Cash flow per share

•	EBITDA per share

•	Operating income

•	General and administrative expenses

•	Debt to equity ratio

•	Debt to cash flow

•	Debt to EBITDA

•	EBITDA to interest

•	Return on assets

•	Return on equity

•	Return on invested capital

•	Profit returns/margins

Stock Performance Criteria may include:

•	Stock price appreciation

•	Total stockholder return

•	Relative stock price performance